P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
February 24, 2017		President and CEO
(740) 374-6163

PEOPLES BANCORP INC. ANNOUNCES DEPARTURE OF CARL L. BAKER, JR. FROM BOARD OF DIRECTORS
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MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced that Carl L. Baker, Jr. has resigned from its Board of Directors (“Board”) and the Board of Directors of its banking subsidiary, Peoples Bank, effective February 22, 2017. Mr. Baker had served on the Board since 2000. He was a member of the Board’s Audit, Risk, Compensation and Executive Committees, and he served as Chairman of the Risk Committee.

“I have thoroughly enjoyed my time on the Board and all the interaction with fellow Board members, management and associates,” said Baker. “I strongly believe the foundation is in place for continued success, and I wish the very best for Peoples.”

Commenting on Mr. Baker’s departure, Peoples’ Chairman of the Board, David L. Mead, said, “On behalf of the Board of Directors, I want to thank Carl for his nearly 17 years of service. Peoples benefited greatly from his leadership and efforts as a member of the Board. We wish him all the best in his future.”

Peoples is a diversified financial products and services company with $3.4 billion in assets, 80 sales offices including 71 full-service bank branches and 78 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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